UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

(Rule 13d-101)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(A) and Amendments

Thereto Filed Pursuant to § 240.13d-2(a)

(Amendment No. 6)*

YRC Worldwide Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

984249607

(CUSIP Number)

The Carlyle Group

Attention: Jeffrey W. Ferguson

1001 Pennsylvania Avenue NW

Suite 220 South

Washington, DC 20004

(202) 347-2626

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

September 18, 2014

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13D

CUSIP No. 984249607	Page 1 of 20 Pages

1	Names of reporting persons The Carlyle Group L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person (see instructions) PN

13D

CUSIP No. 984249607	Page 2 of 20 Pages

1	Names of reporting persons Carlyle Group Management L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person (see instructions) OO (Limited Liability Company)

13D

CUSIP No. 984249607	Page 3 of 20 Pages

1	Names of reporting persons Carlyle Holdings I GP Inc.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person (see instructions) CO

13D

CUSIP No. 984249607	Page 4 of 20 Pages

1	Names of reporting persons Carlyle Holdings I GP Sub L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person (see instructions) OO (Limited Liability Company)

13D

CUSIP No. 984249607	Page 5 of 20 Pages

1	Names of reporting persons Carlyle Holdings I L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person (see instructions) PN

13D

CUSIP No. 984249607	Page 6 of 20 Pages

1	Names of reporting persons TC Group, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person (see instructions) OO (Limited Liability Company)

13D

CUSIP No. 984249607	Page 7 of 20 Pages

1	Names of reporting persons TC Group Sub L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person (see instructions) PN

13D

CUSIP No. 984249607	Page 8 of 20 Pages

1	Names of reporting persons TC Group CSP II, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person (see instructions) OO (Limited Liability Company)

13D

CUSIP No. 984249607	Page 9 of 20 Pages

1	Names of reporting persons CSP II General Partner, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person (see instructions) PN

13D

CUSIP No. 984249607	Page 10 of 20 Pages

1	Names of reporting persons Carlyle Strategic Partners II, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person (see instructions) PN

13D

CUSIP No. 984249607	Page 11 of 20 Pages

1	Names of reporting persons CSP II Coinvestment, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person (see instructions) PN

13D

CUSIP No. 984249607	Page 12 of 20 Pages

1	Names of reporting persons Carlyle Holdings II GP L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person OO (Delaware limited liability company)

13D

CUSIP No. 984249607	Page 13 of 20 Pages

1	Names of reporting persons Carlyle Holdings II L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Québec
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person PN (Québec société en commandite)

13D

CUSIP No. 984249607	Page 14 of 20 Pages

1	Names of reporting persons TC Group Cayman Investment Holdings, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person PN

13D

CUSIP No. 984249607	Page 15 of 20 Pages

1	Names of reporting persons TC Group Cayman Investment Holdings Sub L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person PN

13D

CUSIP No. 984249607	Page 16 of 20 Pages

1	Names of reporting persons CSP III AIV GP (Cayman), Ltd.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person OO (Cayman Islands Exempt Company)

13D

CUSIP No. 984249607	Page 17 of 20 Pages

1	Names of reporting persons CSP III AIV General Partner (Cayman), L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person PN

13D

CUSIP No. 984249607	Page 18 of 20 Pages

1	Names of reporting persons CSP III AIV (Cayman), L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Source of funds OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person PN

13D

CUSIP No. 984249607	Page 19 of 20 Pages

Explanatory Note

This Amendment No. 6 to Schedule 13D (“Amendment No. 3”) amends the Schedule 13D filed with the Securities and Exchange Commission on December 9, 2011 (as amended and supplemented to date, the “Schedule 13D”), relating to the common stock, $0.01 par value (the “Common Stock”) of YRC Worldwide Inc. (the “Issuer”).

Item 4.	Purpose of the Transaction.

Item 4 is hereby amended and supplemented by the following:

On September 18, 2014, Carlyle Strategic Partners II, L.P., CSP II Coinvestment, L.P. and CSP III AIV (Cayman), L.P. sold 1,214,080, 71,546 and 1,714,374 shares of Common Stock of the Issuer, respectively, for an aggregate of 3,000,000 shares of Common Stock, in a broker assisted trade at a price of $21.84 per share.

Also on September 18, 2014, Carlyle Strategic Partners II, L.P., CSP II Coinvestment, L.P. and CSP III AIV (Cayman), L.P. sold 438,332, 25,831 and 618,959 shares of Common Stock of the Issuer, respectively, for an aggregate of 1,083,122 shares of Common Stock, in a broker assisted trade at a price of $22.05 per share.

Except as set forth in this Item 4, as amended and supplemented, the Reporting Persons and Related Persons have no present plans or proposals which would result in or relate to any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) and (b) of the Schedule 13D are hereby amended and restated in their entirety by inserting the following information:

As of the date hereof and after giving effect to the sale of the shares of Common Stock as described in Item 4 above, none of the Reporting Persons beneficially owns any shares of Common Stock of the Issuer, and none of the Reporting Persons has or shares the power to vote or to direct the vote, or the power to dispose or direct the disposition of, any shares of Common Stock of the Issuer.

Item 5(c) of the Schedule 13D is hereby amended by inserting the following information:

Except as set forth in Item 4 above, none of the Reporting Persons or Related Persons has effected any transactions in the Common Stock of the Issuer in the past sixty days.

Item 5(e) of the Schedule 13D is hereby amended by inserting the following information:

On September 18, 2014, following the transactions set forth in Item 4 above, each of the Reporting Persons ceased to be the beneficial owner of more than five percent of the Common Stock of the Issuer.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby amended and restated in its entirety by inserting the following information:

The information set forth in Item 4 above is incorporated herein by reference.

13D

CUSIP No. 984249607	Page 20 of 20 Pages

Item 7.	Material to be Filed as Exhibits.

Exhibit Number	Description

1	Joint Filing Agreement (incorporated by reference to Exhibit 1 of the Schedule 13D filed by the Reporting Persons with the Commission on February 4, 2014).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 22, 2014

CARLYLE GROUP MANAGEMENT L.L.C.

By:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

THE CARLYLE GROUP L.P.
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS I GP INC.

by:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel A. D’Aniello
Title:	Chairman

CARLYLE HOLDINGS I GP SUB L.L.C.
by: Carlyle Holdings I GP Inc., its managing member

by:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel A. D’Aniello
Title:	Chairman

CARLYLE HOLDINGS I L.P.
by: Carlyle Holdings I GP Sub L.L.C., its general partner by: Carlyle Holdings I GP Inc., its managing member

by:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel A. D’Aniello
Title:	Chairman

TC GROUP, L.L.C. by: Carlyle Holdings I L.P., its managing member by: Carlyle Holdings I GP Sub L.L.C., its general partner by: Carlyle Holdings I GP Inc., its managing member

by:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel A. D’Aniello
Title:	Chairman

TC GROUP SUB L.P.

by: TC Group, L.L.C., its general partner

by: Carlyle Holdings I L.P., its managing member

by: Carlyle Holdings I GP Sub L.L.C., its general partner

by: Carlyle Holdings I GP Inc., its managing member

by:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel A. D’Aniello
Title:	Chairman

TC Group CSP II, L.L.C.

by: TC Group Sub L.P., its managing member

by: TC Group, L.L.C., its general partner

by: Carlyle Holdings I L.P., its managing member

by: Carlyle Holdings I GP Sub L.L.C., its general partner

by: Carlyle Holdings I GP Inc., its managing member

by:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel A. D’Aniello
Title:	Chairman

CSP II General Partner, L.P.

by: TC Group CSP II, L.L.C., its general partner

by: TC Group Sub L.P., its managing member

by: TC Group, L.L.C., its general partner

by: Carlyle Holdings I L.P., its managing member

by: Carlyle Holdings I GP Sub L.L.C., its general partner

by: Carlyle Holdings I GP Inc., its managing member

by:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel A. D’Aniello
Title:	Chairman

Carlyle Strategic Partners II, L.P.

by: CSP II General Partner, L.P., its general partner

by: TC Group CSP II, L.L.C., its general partner

by: TC Group Sub L.P., its managing member

by: TC Group, L.L.C., its general partner

by: Carlyle Holdings I L.P., its managing member

by: Carlyle Holdings I GP Sub L.L.C., its general partner

by: Carlyle Holdings I GP Inc., its managing member

by:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel A. D’Aniello
Title:	Chairman

CSP II Coinvestment, L.P.

by: CSP II General Partner, L.P., its general partner

by: TC Group CSP II, L.L.C., its general partner

by: TC Group Sub L.P., its managing member

by: TC Group, L.L.C., its general partner

by: Carlyle Holdings I L.P., its managing member

by: Carlyle Holdings I GP Sub L.L.C., its general partner

by: Carlyle Holdings I GP Inc., its managing member

by:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel A. D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II GP L.L.C.
By: The Carlyle Group L.P., its managing member
By: Carlyle Group Management L.L.C., its general partner

by:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II L.P.

by:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P.
By: Carlyle Holdings II L.P., its general partner

by:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP CAYMAN INVESTMENT HOLDINGS SUB L.P.
By: TC Group Cayman Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner

by:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CSP III AIV GP (Cayman), Ltd.

by:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel A. D’Aniello
Title:	Chairman

CSP III AIV General Partner (Cayman), L.P.
By: CSP III AIV GP (Cayman), Ltd., its general partner

by:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel A. D’Aniello
Title:	Chairman

CSP III AIV (CAYMAN), L.P.
By: CSP III AIV General Partner (Cayman), L.P., its general partner
By: CSP III AIV GP (Cayman), Ltd., its general partner

by:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel A. D’Aniello
Title:	Chairman